Exhibit 10.1

AZURRX BIOPHARMA, INC.

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) is made and entered into on October 8, 2019, effective as of October 8, 2019 (the “Effective Date”) by and between AzurRx Biopharma, Inc. (the “Company”) and James Sapirstein (“Executive”). The Company and Executive are hereinafter collectively referred to as the “Parties”, and individually referred to as a “Party”.

Recitals

A.
The Company desires assurance of the association and services of Executive in order to retain Executive’s experience, skills, abilities, background and knowledge, and is willing to engage Executive’s services on the terms and conditions set forth in this Agreement.

B.
Executive desires to be in the employ of the Company, and is willing to accept such employment on the terms and conditions set forth in this Agreement.

Agreement

In consideration of the foregoing Recitals and the mutual promises and covenants herein contained, and for other good and valuable consideration, the Parties, intending to be legally bound, agree as follows:

1. Employment.

1.1 Title. Effective as of the Effective Date, Executive’s position shall be President and Chief Executive Officer, subject to the terms and conditions set forth in this Agreement.

1.2 Term. The term of this Agreement shall begin on the Effective Date and shall continue for a period of three (3) years or until it is terminated pursuant to Section 4 herein (the “Term”).

1.3 Duties. Executive shall have the customary powers, responsibilities and authorities of President and Chief Executive Officer of corporations of the size, type and nature of the Company, as it exists from time to time. Executive shall report to the Company’s board of directors (the “Board”). The principal place of business for the performance of Executive’s duties to the Company hereunder shall be in Executive’s home office located in Florida; provided, that, Executive shall be required to travel (including, without limitation, to the Company’s offices in Brooklyn, New York) as reasonably necessary to perform his duties hereunder.

1.4 Governing Agreement. The employment relationship between the Parties shall be governed by this Agreement.

1.5 Board of Directors. Effective on the date of this Agreement, the Board shall appoint Executive to the Board, and thereafter until such time as Executive’s employment with the Company shall terminate, the Board shall recommend that the Company’s stockholders elect Executive to the Board, to serve until the Company’s next annual meeting of stockholders, or until his successor is duly elected and qualified.

2. Loyalty; Noncompetition; Nonsolicitation.

2.1 Loyalty. During Executive’s employment by the Company, Executive shall devote substantially all his business time to the performance of Executive’s duties under this Agreement. Notwithstanding the foregoing, except as otherwise agreed to in writing, Executive shall have the right to perform such incidental services as are necessary in connection with (a) his private passive investments, (b) his charitable or community activities, (c) his participation in trade or professional organizations, and (d) his service on the board of directors (or comparable body) and/or commitees of any third-party corporate entity that is not a Competitive Entity (as defined in Section 2.3), so long as these activities do not materially interfere with Executive’s duties hereunder and, with respect to (d), except with respect to the boards of directors (or comparable bodies) and/or commitees identified on Exhibit A, Executive obtains prior Company consent, which consent will not be unreasonably withheld. Executive may also provide limited services to other parties provided that, except with respect to limited consulting services (not to exceed ten hours per month during regular working hours) provided to businesses that are not Competitive Entities, such services are without remuneration.

2.2 Agreement not to Participate in Company’s Competitors. During the Term, Executive agrees not to acquire, assume or participate in, directly or indirectly, any position, investment or interest known by Executive to be adverse or antagonistic to the Company, its business, or prospects, financial or otherwise, or in any company, person, or entity that is, directly or indirectly, in competition with the business of the Company or any of its Affiliates (as defined below). Ownership by Executive, in professionally managed funds over which the Executive does not have control or discretion in investment decisions, or as a passive investment, of less than five percent (5%) of the outstanding shares of capital stock of any corporation with one or more classes of its capital stock listed on a national securities exchange or publicly traded on a national securities exchange or in the over-the-counter market shall not constitute a breach of this Section. For purposes of this Agreement, “Affiliate,” means, with respect to any specific entity, any other entity that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such specified entity.

2.3 Covenant not to Compete. During the Term and for a period of twelve (12) months thereafter (the “Restricted Period”), Executive shall not engage in competition with the Company and/or any of its Affiliates, either directly or indirectly, in any manner or capacity, as adviser, principal, agent, affiliate, promoter, partner, officer, director, employee, stockholder, owner, co-owner, consultant, or member of any association or otherwise, in any phase of the business of researching and developing non-systemic biologics for the treatment of patients with gastrointestinal disorders (a “Competitive Entity”), except with the prior written consent of the Board.

2.4 Nonsolicitation. During the Restricted Period, Executive shall not: (i) solicit or induce, or attempt to solicit or induce, any employee of the Company or its Affiliates to leave the employ of the Company or such Affiliate; or (ii) solicit or attempt to solicit the business of any client or customer of the Company or its Affiliates with respect to products, services, or investments similar to those provided or supplied by the Company or its Affiliates.

2.5 Acknowledgements. Executive acknowledges and agrees that his services to the Company pursuant to this Agreement are unique and extraordinary and that in the course of performing such services Executive shall have access to and knowledge of significant confidential, proprietary, and trade secret information belonging to the Company. Executive agrees that the covenant not to compete and the nonsolicitation obligations imposed by this Section 2 are reasonable in duration, geographic area, and scope and are necessary to protect the Company’s legitimate business interests in its goodwill, its confidential, proprietary, and trade secret information, and its investment in the unique and extraordinary services to be provided by Executive pursuant to this Agreement. If, at the time of enforcement of this Section 2, a court holds that the covenant not to compete and/or the nonsolicitation obligations described herein are unreasonable or unenforceable under the circumstances then existing, then the Parties agree that the maximum duration, scope, and/or geographic area legally permissible under such circumstances will be substituted for the duration, scope and/or area stated herein.

3. Compensation of the Executive.

3.1 Base Salary. The Company shall pay Executive a base salary (the “Base Salary”) at the annualized rate of Four Hundred and Fifty Thousand Dollars ($450,000), less payroll deductions and all required withholdings, payable in regular periodic payments in accordance with the Company’s normal payroll practices. The Base Salary shall be prorated for any partial year of employment on the basis of a 365-day fiscal year. The Company may increase, but not decrease (except for a proportional decrease in connection with a Company-wide decrease in executive compensation, provided that the in no event shall such decrease result in Executive’s Base Salary being reduced to less than $425,000 on an annualized basis), Executive’s Base Salary from time to time, and if so increased, “Base Salary” shall include such increases for purposes of this Agreement.

3.2 Bonuses.

3.2.1 At the sole discretion of the Board or the compensation committee of the Board (the “Compensation Committee”), following each calendar year of employment, Executive shall be eligible to receive an additional cash bonus (the “Annual Milestone Bonus”), which Annual Milestone Bonus shall be targeted at forty percent (40%) of Executive’s Base Salary (“Bonus Target”). The Annual Milestone Bonus shall be based (in whole or in part) on Executive’s attainment of certain financial, clinical development, and/or business milestones (the “Milestones”) to be established annually by the Board or the Compensation Committee (after considering Executive’s input with respect to such Milestones). The Milestones, as well as the determination of whether Executive has met the Milestones, and if so, whether the Bonus Target or some lesser or greater amount shall be awarded, shall be determined by the Board or the Compensation Committee in its reasonable discretion. Any Annual Milestone Bonuses shall be paid in cash to Executive in a single lump sum, which amount shall be paid not later than the 75th day of the calendar year following the calendar year in which such Annual Milestone Bonus relates.

3.2.2 In the event the Company enters into a license agreement (a “License Transaction”) with a third party during the Term with respect to a product currently in development by the Company, or a product developed by the Company during the Term, and the product subject to such License Transaction constitutes all or substantially all assets of the Company (together, “Licensed Product”), the Company shall pay to Executive a cash bonus (a “License Transaction Bonus”) in an amount equal to one percent (1%) of the Net License Fees (as defined below) actually paid to the Company. For purposes of this Section 3.2.2, “Net License Fees” shall include actual amounts paid to the Company by such third parties in connection with the license of such Licensed Product, less any expense or other amounts paid or otherwise due in connection with the collection or payment of such amounts. The License Transaction Bonus shall be paid to Executive within ten (10) business days of the date(s) such License Fees are paid to the Company. For the avoidance of doubt, and subject to the provisions in this Section 3.2.2, Executive shall be entitled to earn the License Transaction Bonus with respect to each License Transaction entered into during the Term.

3.2.3 In the event a Change in Control (as defined in Section 4.6.4) is consummated during the Term, the Company shall pay to Executive a cash bonus (a “Change in Control Bonus”) in an amount equal to one percent (1%) of the Transaction Proceeds (as defined in Section 4.6.5). The Change in Control Bonus shall be paid to the Executive on the date the Change in Control is consummated; provided that any portion of the Change in Control Bonus that is attributable to earn-outs, escrows and/or holdbacks shall be paid to Executive when such amounts are actually paid to the Company, the Company’s stockholders and/or released, as applicable.

3.3 Restricted Stock. On or as promptly as practicable following the Effective Date, Executive shall be issued 200,000 shares of common stock (the “Restricted Shares”) pursuant to the Company’s Amended and Restated 2014 Omnibus Equity Incentive Plan (the “Plan”), which restricted shares shall vest as follows: (i) 100,000 Restricted Shares upon the first commercial sale in the United States of MS1819, and (ii) 100,000 Restricted Shares upon the total market capitalization of the Company exceeding $1.0 billion for 20 consecutive trading days, in each case subject to the earlier determination of a majority of the Board. Notwithstanding the foregoing to the contrary, in the event of a Change of Control, all of the Restricted Shares shall vest in full. With respect to the issuance of the Restricted Shares, in the event of any conflict between this Agreement and the terms of the Plan and/or any award agreement, the terms of this Agreement shall control.

3.4 Stock Options. On or as promptly as practicable following the Effective Date, Executive shall be issued 300,000 10-year stock options (“Options”) pursuant to the Plan, which Options shall vest as follows so long as the Executive remains employed by the Company at such time: (i) 50,000 of such Options shall vest upon the Company initiating its next Phase II clinical trial in the United States for MS1819 (i.e., upon the first individual enrolled in the trial), (ii) 50,000 of such Options shall vest upon the Company completing its next Phase II clinical trial in the United States for MS1819, (iii) 100,000 of such Options shall vest upon the Company initiating a Phase III clinical trial in the United States for MS1819, and (iv) 100,000 of such Options shall vest upon the Company initiating a Phase I clinical trial in the United States for any product other than MS1819. Notwithstanding the foregoing to the contrary, in the event of a Change of Control, all Options issued to Executive shall vest in full. The Options shall be exercisable at a price per share of the Company’s common stock on the day this Agreement is entered into. In the event of any conflict between this Agreement and the terms of the Plan and/or any award agreement, the terms of this Agreement shall control. In addition, the Executive may elect to exercise some or all of the Options by making a net exercise, in which case the Company shall issue to the Executive a number of shares of unencumbered common stock of the Company equal to: (x) the total number of shares underlying the portion of the Option being exercised less (y) the number of shares whose fair market value is equal to the sum of (A) the exercise price of the Options being exercised, plus (B) any required tax withholding amounts in respect of such exercise. In the event Executive’s employment is terminated under the provisions of Sections 4.5.3 or 4.5.4 hereof, all vested Options will remain exercisable for a period of twelve (12) months following termination.

3.5 Expense Reimbursements. The Company will reimburse Executive for all reasonable business expenses Executive incurs in conducting his duties hereunder (including, without limitation, travel to the Company’s offices in New York), pursuant to the Company’s usual expense reimbursement policies, but in no event later than ninety (90) days after the end of the calendar month following the month in which such expenses were incurred by Executive; provided that Executive supplies the appropriate substantiation for such expenses no later than the end of the calendar month following the month in which such expenses were incurred by Executive.

3.6 Changes to Compensation. As described above, Executive’s compensation will be reviewed at least on an annual basis and the Base Salary may be increased, but not decreased (except for a proportional decrease in connection with a Company-wide decrease in executive compensation, provided that the in no event shall Executive’s Base Salary be reduced to a rate below $425,000 on an annualized basis), from time to time in the Company’s sole discretion.

3.7 Employment Taxes. All of Executive’s compensation shall be subject to customary withholding taxes and any other employment taxes as are commonly required to be collected or withheld by the Company.

3.8 Benefits. The Executive shall, in accordance with Company policy and the applicable plan documents, be eligible to participate in benefits under any benefit plan or arrangement, including medical, dental, vision, disability and life insurance programs, that may be in effect from time to time and made available to the Company’s senior management employees, subject to the terms and conditions of those benefit plans.

3.9 Holidays and Vacation. Executive shall receive twenty (20) days of paid vacation per calendar year, which cannot be taken in one increment, but which shall accrue if not used in any calendar year but only up to a maximum of ten (10) days, and be paid to Executive or carried forward to subsequent calendar years consistent with Company policy. In addition to such paid vacation, Executive shall receive all paid Company holidays in the United States in accordance with Company policy.

4. Termination.

4.1 Termination by the Company. Executive’s employment with the Company is at will and may, subject to the terms of Section 4.5, be terminated by the Company at any time and for any reason, or for no reason, including, but not limited to, under the following conditions:

4.1.1 Termination by the Company for Cause. The Company may terminate Executive’s employment under this Agreement for Cause (as defined in Section 4.6.2) by delivery of written notice to Executive. Any notice of termination given pursuant to this Section 4.1.1 shall effect termination as of the date of the notice, or as of such other later date as specified in the notice. In the event of a termination of Executive’s employment for Cause, Executive shall only be entitled to the compensation and/or benefits set forth in Section 4.5 below, and shall not be entitled to any other compensation and/or benefits as a result of the termination of such employment prior to expiration of the Term.

4.1.2 Termination by the Company without Cause. The Company may terminate Executive’s employment under this Agreement without Cause by delivery of written notice to the Executive, at any time and for any reason, or for no reason. Such termination shall be effective on the date of such notice, or such later date otherwise specified by the Company in the notice.

4.2 Termination by Resignation of Executive. Executive’s employment with the Company is at will and may be terminated by Executive at any time and for any reason, or for no reason, including via a resignation for Good Reason (as defined in Section 4.6.3) in accordance with the procedures set forth in Section 4.6.3 below.

4.3 Termination for Death or Complete Disability. Executive’s employment with the Company shall automatically terminate effective upon the date of Executive’s death or Complete Disability (as defined in Section 4.6.1).

4.4 Termination by Mutual Agreement of the Parties. Executive’s employment with the Company may be terminated at any time upon a mutual agreement in writing of the Parties. Any such termination of employment shall have the consequences specified in such agreement.

4.5 Compensation Upon Termination.

4.5.1 Death or Complete Disability. If, during the Term of this Agreement, Executive’s employment shall be terminated by death or Complete Disability, the Company shall pay to Executive, his estate, or his heirs, as applicable, (i) any Base Salary owed to Executive through the date of termination; (ii) expenses reimbursement amounts owed to Executive; (iii) all unpaid amounts of any Annual Milestone Bonus(es) Executive earned prior to the termination date; (iv) all unpaid amounts of any Licence Transaction Bonus(es) respect to any License Transcation(s) consummated prior to the termination date; (v) all unpaid amounts of any Change in Control Bonus respect to any Change in Control consummated prior to the termination date; (vi) a cash lump sum in respect to accrued and unused vacation benefits earned through the date of termination at the rate in effect at the time of termination; (vii) any payments and benefits to which Executive (or his estate) is entitled pursuant to the terms of any employee benefit or compensation plan or program in which he participates (or participated); and (viii) any amount to which Executive is entitled pursuant to any other written agreements between the Company or any of its affiliates and Executive (the amounts in (i) through (viii) above being the “Termination Amounts”). The Company shall pay Executive: (A) the amounts contained in items (i), (ii), (iii) and (vi) within ten (10) days following such termination; (B) any payments associated with item (vii) in accordance to the terms of such plans or programs; (C) any such amounts in item (viii) in accordance with the terms of such agreements, and (D) any amounts contained in (iv) and (v), on such date(s) that such payments would have been made pursuant to Section 3.2.3 and/or 3.2.3 (as applicable) if Executive had remained employed by the Company, with all such Termination Amounts being subject to the standard deductions and withholdings (as applicable). In addition, subject to Executive (or his estate or heirs, as applicable) furnishing to the Company an executed waiver and release of claims in the form attached hereto as Exhibit B (the “Release”), Executive, his estate, or his heirs, as applicable, shall also be entitled to: (1) continuation of Executive’s salary (at the Base Salary rate in effect at the time of termination) for a period of ninety (90) days following the termination date; and (2) a prorated annual bonus equal to the Target Annual Milestone Bonus, multiplied by a fraction, the numerator of which shall be the number of full and partial months Executive worked for the Company and the denominator of which shall be 12 (the “ProRated Target Milestone Bonus”). The Base Salary payments will be subject to standard payroll deductions and withholdings and will be made on the Company’s regular payroll cycle, commencing on the Company’s first regular pay date following the sixtieth (60th) day after the termination date, provided that the first such installment of the Base Salary continuation payments shall be a lump sum payment equal to the amount of all Base Salary payments due from the termination date through the date of such first installment payment. The ProRated Target Milestone Bonus will be subject to standard payroll deductions and withholdings and will paid on the Company’s next regular paydate following the 60th day following the termination date.

4.5.2 Termination For Cause or Resignation without Good Reason. If, during the Term of this Agreement, Executive’s employment is terminated by the Company for Cause, or Executive resigns his employment hereunder without Good Reason, the Company shall pay Executive the Termination Amounts (on the dates set forth in Section 4.5.1 with respect to payments of the Termination Amounts), less standard deductions and withholdings. The Company shall thereafter have no further obligations to Executive under this Agreement, except as otherwise provided by law.

4.5.3 Termination Without Cause or Resignation For Good Reason Not In Connection with a Change of Control. If the Company terminates Executive’s employment without Cause, or if Executive resigns for Good Reason, at any time other than upon the occurrence of, or within ninety (90) days prior to, or six (6) months following, the effective date of a Change of Control, the Company shall pay Executive the Termination Amounts (on the dates set forth in Section 4.5.1 with respect to payments of the Termination Amounts), less standard deductions and withholdings. In addition, subject to Executive furnishing to the Company the executed Release, Executive shall be entitled to: (1) severance in the form of continuation of his salary (at the Base Salary rate in effect at the time of termination, but prior to any reduction triggering Good Reason) for a period of twelve (12) months following the termination date; (2) payment of Executive’s premiums to cover COBRA for a period of twelve (12) months following the termination date; (3) the ProRated Target Annual Milestone Bonus; and (4) immediate accelerated vesting of any unvested Restricted Shares and unvested outstanding Option(s). The payments under (1) and (2) above will be subject to standard payroll deductions and withholdings and will be made on the Company’s regular payroll cycle, commencing on the Company’s first regular pay date following the sixtieth (60th) day after the termination date, provided that the first installment of such payments shall be made in a lump sum payment equal to the amount of all such payments due from the termination date through the date of such first installment payment. The ProRated Annual Milestone Bonus under clause (3) will be made in a lump sum on the Company’s next regular pay date following the 60th day after the termination date.

4.5.4 Termination Without Cause or Resignation For Good Reason In Connection with a Change of Control. If the Company terminates Executive’s employment without Cause, or if Executive resigns for Good Reason, upon the occurrence of, or within sixty (60) days prior to, or within six (6) months following, the effective date of a Change of Control, the Company shall pay Executive the Termination Amounts (on the dates set forth in Section 4.5.1 with respect to payments of the Termination Amounts), less standard deductions and withholdings. In addition, subject to Executive furnishing to the Company the executed Release, Executive shall be entitled to: (1) severance in the form of a lump sum payment equivalent to eighteen (18) months of his Base Salary (at the Base Salary rate in effect at the time of termination, but prior to any reduction triggering Good Reason); (2) payment of Executive’s premiums to cover COBRA for a period of eighteen (18) months following the termination date; (3) the ProRated Target Annual Bonus; (4) immediate accelerated vesting of any unvested Restricted Shares and unvested outstanding stock option(s); and (5) if a License Transaction and/or a Change in Control is consummated within the six (6) month period following the termination date, the License Transaction Bonus and/or the Change in Control Bonus, as applicable. The payments under items (1), (2) and (3) will be subject to standard payroll deductions and withholdings and will be made on the Company’s regular payroll cycle following the sixtieth (60th) day after the termination date. The License Transaction Bonus and/or the Change in Control Bonus (less applicable withholdings and deductions), as applicable, set forth in (5) above, shall be paid in accordance on such date(s) that such payments would have been made pursuant to Section 3.2.2 and/or 3.2.3 (as applicable) if Executive had remained employed by the Company.

4.6 Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

4.6.1 Complete Disability. “Complete Disability” means that Executive is determined to be permanently disabled pursuant to the Company’s long term disability plan and is receiving disability benefits under such plan.

4.6.2 Cause. “Cause” for the Company to terminate Executive’s employment hereunder shall mean the occurrence of any of the following events, as determined by the Company and/or the Board in its and/or their sole and absolute discretion:

(i) The willful failure, willful disregard or willful refusal by Executive to perform his material duties or obligations under this Agreement or to follow lawful directions received by Executive from the Board;

(ii) Any grossly negligent act by Executive having the effect of materially injuring (whether financially or otherwise) the business or reputation of the Company or any willful act by Executive intended to cause such material injury, except any acts (A) made by Executive in connection with the enforcement of his rights, whether under this Agreement, any other agreement between the Company or any affiliate and Executive, or pursuant to applicable law (e.g. disparagement, etc.) or (B) which are required by law or pursuant to a subpoena or demand by a governmental or regulatory body;

(iii) Executive’s indictment of any felony involving moral turpitude (including entry of a nolo contendere plea);

(iv) The determination, after a reasonable and good-faith investigation by the Company, that the Executive engaged in discrimination prohibited by law (including, without limitation, age, sex or race discrimination);

(v) Executive’s material misappropriation or embezzlement of the property of the Company or its Affiliates (whether or not a misdemeanor or felony); or

(vi) Material breach by Executive of this Agreement and/or of his Proprietary Information and Inventions Agreement (“PIIA”); provided, however, that, any such termination of Executive shall only be deemed for Cause pursuant to this definition if: (1) the Company gives the Executive written notice of the condition(s) alleged to constitute Cause, which notice shall describe such condition(s); and (2) the Executive fails to remedy such condition(s) (if curable) within thirty (30) days following receipt of the written notice.

For purposes of this definition, the Parties agree that any breach of Sections 2.2, 2.3, 2.5 or 5 of this Agreement shall be deemed a material breach that is not capable of cure by Executive.

4.6.3 Good Reason. For purposes of this Agreement, and subject to the caveat at the end of this Section, “Good Reason” for Executive to terminate his employment hereunder shall mean the occurrence of any of the following events without Executive’s prior written consent:

(i)
any reduction by the Company of Executive’s Base Salary as initially set forth herein or as the same may be increased from time to time, provided, however, that if such reduction is a proportional reduction in connection with a Company-wide decrease in executive compensation and such decrease does not result in Executive’s Base Salary being less than $425,000 on an annualized basis , such reduction shall not constitute Good Reason for Executive to terminate his employment;

(ii)
a material breach by the Company (or any of its Affiliates) of this Agreement or any other written agreement between the Company or any of its Affiliates and Executive, provided such written agreement was approved by the Board of Directors or the Compensation Committee;

(iii)
a material adverse change in Executive’s duties, titles, authority, responsibilities or reporting relationships, with such determination being made with reference to the greatest extent of Executive’s duties, titles, authority, responsibilities or reporting relationships, etc. as increased (but not decreased) from time to time;

(iv)
any failure of the Company or any Affiliate to pay Executive any amount owed to Executive under this Agreement or any other written agreement plan or program between the Company, any affiliates and Executive;

(v)
any reduction in Executive’s bonus eligibility;

(vi)
a relocation of the Executive’s principal place a business to for the performance of his duties hereunder;

(vii)
the assignment to Executive of duties materially inconsistent with his position with the Company;

(viii)
the Board of Directors shall fail to recommend that stockholders elect Executive to the Board of Directors.

Provided, however, that, any such termination by the Executive shall only be deemed for Good Reason pursuant to this definition if: (1) the Executive gives the Company written notice of his intent to terminate for Good Reason; (2) the Company fails to remedy such condition(s) within thirty (30) days following receipt of the written notice the “Cure Period”); and (3) Executive voluntarily terminates his employment within thirty (30) days following the end of the Cure Period.

4.6.4                       Change of Control. For purposes of this Agreement, “Change of Control” shall mean the occurrence, in a single transaction or in a series of related transactions, of any one or more of the following events (excluding in any case transactions in which the Company or its successors issues securities to investors primarily for capital raising purposes):

(i)
the acquisition by a third party (or more than one party acting as a group) of securities of the Company representing more than fifty percent (50%) of the combined voting power of the Company’s then outstanding securities other than by virtue of a merger, consolidation or similar transaction;

(ii)
a merger, consolidation or similar transaction following which the stockholders of the Company immediately prior thereto do not own at least fifty percent (50%) of the combined outstanding voting power of the surviving entity (or that entity’s parent) in such merger, consolidation or similar transaction;

(iii)
the dissolution or liquidation of the Company; or

(iv)
the sale, lease, exclusive license or other disposition of all or substantially all of the assets of the Company.

4.6.5                      Transaction Proceeds. “Transaction Proceeds” means the aggregate consideration actually actually paid to the Company’s stockholders in connection with a Change in Control with respect to their equity interest in the Company. Any consideration retained in escrow or as a hold back and any earn out consideration shall not be included in the “Transaction Proceeds” until such consideration retained in escrow or as a hold back any such earn out consideration is actually paid. If all or a portion of the consideration paid in a Change in Control transaction is other than cash, then the value of such non-cash consideration shall be the fair market value thereof on the date the Change in Control transaction is consummated as determined in good faith by the Board. If the Change in Control transaction involves a sale of all or substantially all of the assets of the Company followed by a liquidation and dissolution of the Company, then the Transaction Proceeds shall mean the aggregate amount distributed to the Company’s stockholders in connection with such liquidation and dissolution.

4.7 Survival of Certain Sections. Sections 3, 4, 5, 6, 7, 8, 9, 12, 13, 16, 17, 19 and 21 of this Agreement will survive the termination of this Agreement.

4.8 Parachute Payment. If any payment or benefit the Executive would receive pursuant to this Agreement (“Payment”) would (i) constitute a “Parachute Payment” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), and (ii) be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then the Executive shall be entitled to receive an additional payment from the Company (the “Gross-Up Payment”) in an amount such that the net amount of such additional payment retained by the Executive, after payment of all federal, state and local income and employment and Excise Taxes imposed on the Gross-Up Payment, shall be equal to the Excise Tax imposed on the Payment. The Company shall pay Executive the Gross-Up Payment as soon as practicable following the date Executive’s right to the applicable Payment is triggered, but in no event will the Company make such Gross-Up Payment later than the time required by the rules governing Section 409A, including, but not limited to, Treasury Regulation 1.409A-3(i)(1)(v).

Unless Executive and the Company agree on an alternative accounting, law or consulting firm, the accounting firm then engaged by the Company for general tax compliance purposes shall perform the Gross-Up Payment calculations. If the accounting firm so engaged by the Company is serving as accountant or auditor for the individual, entity or group effecting the Change in Control, the Company shall appoint a nationally recognized accounting, law or consulting firm to make the determinations required hereunder. The Company shall bear all expenses with respect to the determinations by such accounting, law or consulting firm required to be made hereunder.

The Company shall use commercially reasonable efforts such that the accounting, law or consulting firm engaged to make the determinations hereunder shall provide its calculations, together with detailed supporting documentation, to Executive and the Company within fifteen (15) calendar days after the date on which Executive’s right to a Payment is triggered (if requested at that time by the Executive or the Company) or such other time as requested by the Executive or the Company.

4.9 Application of Internal Revenue Code Section 409A. Notwithstanding anything to the contrary set forth herein, any payments and benefits, other than the Termination Amounts, provided under Section 4.5 of this Agreement (the “Severance Benefits”) that constitute “deferred compensation” within the meaning of Section 409A of the Code and the regulations and other guidance thereunder and any state law of similar effect (collectively “Section 409A”) shall not commence in connection with Executive’s termination of employment unless and until Executive has also incurred a “separation from service” (as such term is defined in Treasury Regulation Section 1.409A-1(h) (“Separation From Service”), unless the Company reasonably determines that such amounts may be provided to Executive without causing Executive to incur the additional 20% tax under Section 409A.

It is intended that each installment of the Severance Benefits payments provided for in this Agreement is a separate “payment” for purposes of Treasury Regulation Section 1.409A-2(b)(2)(i). For the avoidance of doubt, it is intended that payments of the Severance Benefits set forth in this Agreement satisfy, to the greatest extent possible, the exemptions from the application of Section 409A provided under Treasury Regulation Sections 1.409A-1(b)(4), 1.409A-1(b)(5) and 1.409A-1(b)(9). However, if the Company (or, if applicable, the successor entity thereto) determines that the Severance Benefits constitute “deferred compensation” under Section 409A and Executive is, on the termination of service, a “specified employee” of the Company or any successor entity thereto, as such term is defined in Section 409A(a)(2)(B)(i) of the Code, then, solely to the extent necessary to avoid the incurrence of the adverse personal tax consequences under Section 409A, the timing of the Severance Benefit payments shall be delayed until the earlier to occur of: (i) the date that is six months and one day after Executive’s Separation From Service, or (ii) the date of Executive’s death (such applicable date, the “Specified Employee Initial Payment Date”), the Company (or the successor entity thereto, as applicable) shall (A) pay to Executive a lump sum amount equal to the sum of the Severance Benefit payments that Executive would otherwise have received through the Specified Employee Initial Payment Date if the commencement of the payment of the Severance Benefits had not been so delayed pursuant to this Section and (B) commence paying the balance of the Severance Benefits in accordance with the applicable payment schedules set forth in this Agreement.

Notwithstanding anything to the contrary set forth herein, Executive shall receive the Severance Benefits described above, if and only if Executive duly executes and returns to the Company within the applicable time period set forth therein, but in no event more than forty-five (45) days following Separation from Service, the Release and permits the release of claims contained therein to become effective in accordance with its terms. Notwithstanding any other payment schedule set forh in this Agreement, none of the Severance Benefits will be paid or otherwise delivered prior to the effective date of the Release. Except to the extent that payments pursuant to Section 4.5 may be delayed until the Specified Employee Initial Payment Date pursuant to the preceding paragraph, on the first regular payroll pay day following the effective date of the Release, the Company will pay Executive the Severance Benefits Executive would otherwise have received under the Agreement on or prior to such date but for the delay in payment related to the effectiveness of the Release, with the balance of the Severance Benefits being paid as originally scheduled. All amounts payable under the Agreement will be subject to standard payroll taxes and deductions.

All reimbursements and in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A to the extent that such reimbursements or in-kind benefits are subject to Section 409A. All reimbursements for expenses paid pursuant hereto that constitute taxable income to Executive shall in no event be paid later than the end of the calendar year next following the calendar year in which Executive incurs such expense or pays such related tax. Unless otherwise permitted by Section 409A, the right to reimbursement or in-kind benefits under this Agreement shall not be subject to liquidation or exchange for another benefit and the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, respectively, in any other taxable year.

5. Confidential And Proprietary Information.

As a condition of employment Executive agrees to execute and abide by the PIIA.

6. Assignment and Binding Effect.

This Agreement shall be binding upon and inure to the benefit of Executive and Executive’s heirs, executors, personal representatives, assigns, administrators and legal representatives. Because of the unique and personal nature of Executive’s duties under this Agreement, neither this Agreement nor any rights or obligations under this Agreement shall be assignable by Executive. This Agreement shall be binding upon and inure to the benefit of the Company and its successors, assigns and legal representatives. Any such successor of the Company will be deemed substituted for the Company under the terms of this Agreement for all purposes. For this purpose, “successor” means any person, firm, corporation or other business entity which at any time, whether by purchase, merger or otherwise, directly or indirectly acquires all or substantially all of the assets or business of the Company.

7. Notices.

All notices or demands of any kind required or permitted to be given by the Company or Executive under this Agreement shall be given in writing and shall be personally delivered (and receipted for) or faxed during normal business hours or mailed by certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Company:

AzurRx BioPharma, Inc.

760 Parkside Avenue
Downstate Biotechnology Incubator, Suite 304
Brooklyn, New York 11226
(646) 699-7855
Attn: CEO and Board of Directors

If to Executive: To the most recent address set forth in Executive’s personnel file.

Any such written notice shall be deemed given on the earlier of the date on which such notice is personally delivered or three (3) days after its deposit in the United States mail as specified above. Either Party may change its address for notices by giving notice to the other Party in the manner specified in this Section.

8. Choice of Law.

This Agreement shall be construed and interpreted in accordance with the internal laws of the State of New York without regard to its conflict of laws principles.

9. Integration.

This Agreement, including Exhibit A, Exhibit B and the PIIA, contains the complete, final and exclusive agreement of the Parties relating to the terms and conditions of Executive’s employment and the termination of Executive’s employment, and supersedes all prior and contemporaneous oral and written employment agreements or arrangements between the Parties.

10. Amendment.

This Agreement cannot be amended or modified except by a written agreement signed by Executive and the Company.

11. Waiver.

No term, covenant or condition of this Agreement or any breach thereof shall be deemed waived, except with the written consent of the Party against whom the wavier is claimed, and any waiver or any such term, covenant, condition or breach shall not be deemed to be a waiver of any preceding or succeeding breach of the same or any other term, covenant, condition or breach.

12. Severability.

The finding by a court of competent jurisdiction of the unenforceability, invalidity or illegality of any provision of this Agreement shall not render any other provision of this Agreement unenforceable, invalid or illegal. Such court shall have the authority to modify or replace the invalid or unenforceable term or provision with a valid and enforceable term or provision, which most accurately represents the Parties’ intention with respect to the invalid or unenforceable term, or provision.

13. Interpretation; Construction.

The headings set forth in this Agreement are for convenience of reference only and shall not be used in interpreting this Agreement. This Agreement has been drafted by legal counsel representing the Company, but the Executive has been encouraged to consult with, and has consulted with, Executive’s own independent counsel and tax advisors with respect to the terms of this Agreement. The Parties acknowledge that each Party and its counsel has reviewed and revised, or had an opportunity to review and revise, this Agreement, and any rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement.

14. Representations and Warranties.

Executive represents and warrants that Executive is not restricted or prohibited, contractually or otherwise, from entering into and performing each of the terms and covenants contained in this Agreement, and that Executive’s execution and performance of this Agreement will not violate or breach any other agreements between the Executive and any other person or entity.

15. Counterparts.

This Agreement may be executed in two counterparts, each of which shall be deemed an original, all of which together shall contribute one and the same instrument. Signatures to this Agreement transmitted by fax, by email in “portable document format” (“.pdf”) or by any other electronic means intended to preserve the original graphic and pictorial appearance of this Agreement shall have the same effect as physical delivery of the paper document bearing original signature.

16. Arbitration.

To ensure the rapid and economical resolution of disputes that may arise in connection with the Executive’s employment with the Company, Executive and the Company agree that any and all disputes, claims, or causes of action, in law or equity, arising from or relating to Executive’s employment, or the termination of that employment, will be resolved, to the fullest extent permitted by law, by final, binding and confidential arbitration pursuant to the Federal Arbitration Act in New York, New York conducted by the Judicial Arbitration and Mediation Services/Endispute, Inc. (“JAMS”), or its successors, under the then current rules of JAMS for employment disputes; provided that the arbitrator shall: (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law; and (b) issue a written arbitration decision including the arbitrator’s essential findings and conclusions and a statement of the award. Accordingly, Executive and the Company hereby waive any right to a jury trial. Both Executive and the Company shall be entitled to all rights and remedies that either Executive or the Company would be entitled to pursue in a court of law. The Company shall pay any JAMS filing fee and shall pay the arbitrator’s fee. The arbitrator shall have the discretion to award attorneys fees to the party the arbitrator determines is the prevailing party in the arbitration. Nothing in this Agreement is intended to prevent either Executive or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration. Notwithstanding the foregoing, Executive and the Company each have the right to resolve any issue or dispute involving confidential, proprietary or trade secret information, or intellectual property rights, by Court action instead of arbitration.

17. Indemnification.

The Company shall defend and indemnify Executive in his capacity as President and Chief Executive Officer of the Company to the fullest extent permitted under the Delaware General Corporation Law (“DGCL”). The Company shall also maintain a policy for indemnifying its officers and directors, including but not limited to the Executive, for all actions permitted under the DGCL taken in good faith pursuit of their duties for the Company, including but not limited to maintaining an appropriate level of Directors and Officers Liability coverage and maintaining the inclusion of such provisions in the Company’s by-laws or articles of incorporation, as applicable and customary. The rights to indemnification shall survive any termination of this Agreement.

18. Trade Secrets Of Others.

It is the understanding of both the Company and Executive that Executive shall not divulge to the Company and/or its subsidiaries any confidential information or trade secrets belonging to others, including Executive’s former employers, nor shall the Company and/or its Affiliates seek to elicit from Executive any such information. Consistent with the foregoing, Executive shall not provide to the Company and/or its Affiliates, and the Company and/or its Affiliates shall not request, any documents or copies of documents containing such information.

19. Advertising Waiver.

Executive agrees to permit the Company, and persons or other organizations authorized by the Company, to use, publish and distribute advertising or sales promotional literature concerning the products and/or services of the Company, or the machinery and equipment used in the provision thereof, in which Executive’s name and/or pictures of Executive taken in the course of Executive’s provision of services to the Company appear. Executive hereby waives and releases any claim or right Executive may otherwise have arising out of such use, publication or distribution.

20. NO MITIGATION.

Executive shall not be required to mitigate damages or the amount of any payment provided for under this Agreement by seeking other employment or otherwise after the termination of his employment hereunder, and any amounts earned by Executive, whether from self-employment, as a common-law employee or otherwise, shall not reduce the amount of any payment otherwise payable to him.

[signature page follows]

In Witness Whereof, the Parties have executed this Agreement as of the date first above written.

AzurRx Biopharma, Inc.

By: /s/ Edward Borkowski

Name: Edward Borkowski

Its: Chairman

Dated: 10/8/2019

Executive:

/s/ James Sapirstein
James Sapirstein

Dated: 10/8/2019

EXHIBIT B

RELEASE AND WAIVER OF CLAIMS

TO BE SIGNED ON OR FOLLOWING THE SEPARATION DATE ONLY

In consideration of the payments and other benefits set forth in the Employment Agreement effective as of October 8, 2019, to which this form is attached, I, James Sapirstein, hereby furnish AzurRx Biopharma, Inc. (the “Company”), with the following release and waiver (“Release and Waiver”).

In exchange for the consideration provided to me by the Employment Agreement that I am not otherwise entitled to receive, I hereby generally and completely release the Company and its current and former directors, officers, employees, stockholders, partners, agents, attorneys, predecessors, successors, parent and subsidiary entities, insurers, affiliates, and assigns (collectively, the “Released Parties”) from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring prior to or on the date that I sign this Agreement (collectively, the “Released Claims”). Except as provided below, the Released Claims include, but are not limited to: (a) all claims arising out of or in any way related to my employment with the Company, or the termination of that employment; (b) all claims related to my compensation or benefits from the Company including salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership interests in the Company; (c) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (d) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (e) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, misclassification, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, the federal Age Discrimination in Employment Act of 1967 (as amended) (the “ADEA”), the fair employment practices statutes of the state or states in which I have provided services to the Company and/or any other federal, state or local law, regulation or other requirement. Notwithstanding the foregoing, the following are not included in the Released Claims (the “Excluded Claims”): (a) any rights or claims under the Agreement or any other written agreement between the Company and me, including any stock option award agreement or plan, (b) any rights or claims that may arise as a result of events occurring after the date this Release and Waiver is executed or which otherwise cannot lawfully be waived, (c) any indemnification rights I may have as a former officer or director of the Company or its subsidiaries or affiliated companies, including any rights or claims for indemnification I may have pursuant to any written indemnification agreement with the Company to which I am a party, the charter, bylaws, or operating agreements of the Company, or under applicable law; (d) any claims for benefits under any directors’ and officers’ liability policy maintained by the Company or its subsidiaries or affiliated companies in accordance with the terms of such policy, (e) any rights or claims under any employee benefit or compensation plan or program in which I participate or participated (or was eligible to participate), (f) any rights or claims to unemployment compensation, and (g) reimbursement for business expenses which are consistent with the Company’s reimbursement policy. I hereby represent and warrant that, other than the Excluded Claims, I am not aware of any claims I have or might have against any of the Released Parties that are not included in the Released Claims.

I expressly waive and relinquish any and all rights and benefits under any applicable law or statute providing, in substance, that a general release does not extend to claims which a party does not know or suspect to exist in his or his favor at the time of executing the release, which if known by him or his would have materially affected the terms of such release.

I acknowledge that, among other rights, I am waiving and releasing any rights I may have under ADEA, that this Release and Waiver is knowing and voluntary, and that the consideration given for this Release and Waiver is in addition to anything of value to which I was already entitled as an executive of the Company. If I am 40 years of age or older upon execution of this Release and Waiver, I further acknowledge that I have been advised, as required by the Older Workers Benefit Protection Act, that: (a) the release and waiver granted herein does not relate to claims under the ADEA which may arise after this Release and Waiver is executed; (b) I should consult with an attorney prior to executing this Release and Waiver; and (c) I have twenty-one (21) days from the date of termination of my employment with the Company in which to consider this Release and Waiver (although I may choose voluntarily to execute this Release and Waiver earlier); (d) I have seven (7) days following the execution of this Release and Waiver to revoke my consent to this Release and Waiver; and (e) this Release and Waiver shall not be effective until the seven (7) day revocation period has expired without my having previously revoked this Release and Waiver.

I acknowledge my continuing obligations under my Proprietary Information and Inventions Agreement. Pursuant to the Proprietary Information and Inventions Agreement I understand that among other things, I must not use or disclose any confidential or proprietary information of the Company and I must immediately return all Company property and documents (including all embodiments of proprietary information) and all copies thereof in my possession or control. I understand and agree that my right to the severance pay I am receiving in exchange for my agreement to the terms of this Release and Waiver is contingent upon my continued compliance with my Proprietary Information and Inventions Agreement.

This Release and Waiver constitutes the complete, final and exclusive embodiment of the entire agreement between the Company and me with regard to the subject matter hereof. I am not relying on any promise or representation by the Company that is not expressly stated herein. This Release and Waiver may only be modified by a writing signed by both me and a duly authorized officer of the Company.

Date: __________________
By:
James Sapirstein